Exhibit 10.2

AMENDMENT TO THE EMPLOYMENT AGREEMENT

THIS AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”), effective August 30, 2018, by and between Daseke, Inc. a Delaware corporation (the “Company”) and R. Scott Wheeler (“Employee”) amends the Employment Agreement (“Agreement”) dated February 27, 2017.

RECITALS

WHEREAS, Company and Employee desire to amend the Agreement in certain respects and have entered into this Amendment for that purpose; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Employee agree as follows:

AMENDMENT

1.      Incorporation of Recitals. The recitals set forth above are incorporated by reference herein, as though fully set forth at length.

2.      Incorporation of Guaranty. The terms of the Agreement are incorporated by reference herein, as though fully set forth at length. This Amendment shall be a part of the Agreement and incorporated by reference therein.

3.      Amendment to Section 3(b) of the Agreement.  Section 3(b) of the Agreement shall be deleted in its entirety and replaced with the following:

Employee shall be eligible for discretionary bonus compensation for each complete calendar year that Employee is employed by the Company hereunder (the “Annual Bonus”) (which, for purposes of clarity will include calendar year 2017). Each Annual Bonus shall have a target value that is not less than $350,000. The performance targets that must be achieved in order to be eligible for certain bonus levels shall be established by the Compensation Committee annually, in its sole discretion. Each Annual Bonus, if any, shall be paid as soon as administratively feasible after the Compensation Committee certifies whether the applicable performance targets for the applicable calendar year to which such Annual Bonus relates (the “Bonus Year”) have been achieved, but in no event later than March 15 following the end of such Bonus Year. Notwithstanding anything in this Section 3(b) to the contrary, no Annual Bonus, if any, nor any portion thereof, shall be payable for any Bonus Year unless Employee remains continuously employed by the Company from the Effective Date through the date on which such Annual Bonus is paid

4.      Amendment to Section 4 of the Agreement.  Section 4 of the Agreement shall be deleted in its entirety and replaced with the following:

The initial term of Employee’s employment shall end on June 30, 2023 (the “Initial Term”). On June 30, 2023, and on each subsequent anniversary thereafter, the term of Employee’s employment under this Agreement shall automatically renew and extend for a period of twelve (12) months (each such 12-month period being a “Renewal Term”) unless written notice of non-renewal is delivered by either party to the other not less than sixty (60) days prior to the expiration of the then-existing Initial Term or Renewal Term, as applicable. Notwithstanding any other provision of this Agreement, Employee’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 5. The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

5.     No Other Modifications. Except as expressly amended pursuant to the terms of this Amendment, the Agreement has not been amended in any other respect.

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IN WITNESS WHEREOF, Company and Employee have executed this Amendment effective as of the date first above written.

/
EMPLOYEE

	By:	/s/ R. Scott Wheeler
R. Scott Wheeler

DASEKE, INC.

By:	/s/ Don R. Daseke
	Name:	Don R. Daseke
	Title:	Chief Executive Officer